Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

BioLargo, Inc. and Subsidiaries

We consent to the inclusion in this Registration Statement on Amendment No. 4 to Form S-1 of BioLargo, Inc. and Subsidiaries (the “Company”) of our report dated March 30, 2017, relating to our audits of the Company’s consolidated financial statements as of December 31, 2016 and 2015 and for the years then ended.

Our report dated March 30, 2017 contains an explanatory paragraph that states the Company has incurred recurring losses, negative cash flows from operations and has limited capital resources, and a net stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Amendment No. 4 to Form S-1.

/s/ HASKELL & WHITE LLP

Irvine, California

June 5, 2017